UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STANDARD MICROSYSTEMS CORPORATION
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MICROCHIP TECHNOLOGY INCORPORATED
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Filed by Microchip Technology Incorporated
Pursuant to Rule 14a-6
of the Securities Exchange Act of 1934
Subject Company: Standard Microsystems Corporation
Commission File No.: 000-07422

On June 12, 2012, Microchip Technology Incorporated (“Microchip”) distributed the following letter to all SMSC employees. The full text of the letter is as follows:

June 12, 2012

To: All SMSC Employees
From: Steve Sanghi
Subject: Acquisition Update

It’s been almost 6 weeks since we announced the acquisition of SMSC. During these 6 weeks we have been busy on 3 fronts – People, Integration Planning and Legal. Let me give you an update on where we are on three fronts.

People
On the people front, we have been getting to know many of you and understanding what our collective challenges and opportunities will be once the transaction closes. I have had the opportunity to travel to SMSC New York, Austin and Phoenix sites so far, and I am visiting Karlsruhe, Germany in two weeks. I have personally spoken to over 50 of you on a 1-1 basis. My team has visited many more SMSC sites and spoken to a few hundred of you in 1-1’s and small groups. In the coming weeks we will be visiting several more SMSC locations in Europe and Asia and continuing to meet and get to know as many of you as we can. My thanks to everyone we have met with for your open communication and direct feedback on the challenges and opportunities we will face once the transaction closes.

Integration Planning
On the integration planning front, teams from Microchip and SMSC have been working together to understand the systems and processes used by each company to conduct business and determining how these systems and processes should integrate once the acquisition is complete. We understand this can in some cases be stressful as it’s not always clear which system or process would be best to use going forward. We do greatly appreciate everyone’s effort to share information, provide perspective and collaborate effectively to find the right long term answer. Integration planning will be an ongoing process until the acquisition is complete, at which time we will transition to integration execution.

Legal
On the legal front, we have completed required anti-trust filings in the U.S., China, Germany, South Korea and Turkey. The U.S. Department of Justice cleared the transaction very quickly. Other than China, we expect that the other anti-trust filings should clear over the next 3 – 4 weeks. The SMSC

Letter to Employees - Page 2

proxy statement has been mailed for shareholders to vote on the merger. July 10th is the date of the shareholder vote. We expect that once the shareholder vote is complete the Chinese anti-trust clearance will be the last step before we can complete the acquisition. So, we continue to expect the transaction to close in the third calendar quarter of 2012.

I continue to be excited by the business possibilities created by the SMSC acquisition and look forward to completing the acquisition. In the meanwhile, please continue to stay focused on executing your FY13 plans and achieving the results we will build on together after the acquisition is completed. We look forward to the future as we bring our two innovative and successful companies together.

Best Wishes,

/s/ Steve Sanghi

Steve Sanghi
President and CEO
Microchip Technology Incorporated

Cautionary Statement:
Statements about the expected timing, completion and effects of the proposed transaction, and other statements in this letter that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to whether and when the acquisition is consummated. These statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future results. Such risks and uncertainties include the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement, any termination of the acquisition agreement, the effect of the acquisition on Microchip’s and SMSC’s existing relationships with customers and vendors and their operating results and businesses; general economic, industry or political conditions in the U.S. or internationally; and the risks described from time to time in our SEC reports including our filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other relevant documents for free at Microchip’s website (www.microchip.com), at SMSC’s website (www.smsc.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date hereof.